UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported April 3, 2020)

RADNET, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-33307	13-3326724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 Cotner Avenue
Los Angeles, California 90025
(Address of Principal Executive Offices) (Zip Code)

(310) 478-7808
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	RDNT	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

RadNet, Inc.’s (“RadNet”) named executive officers, executive vice presidents, and all members of our Board of Directors voluntarily agreed to reduce their base salaries or director cash compensation, as applicable, by 50%. Vice presidents and senior vice presidents have also voluntarily reduced their base salaries by 25%. These actions were taken in addition to other expense saving measures discussed in this report.

ITEM 7.01	REGULATION FD DISCLOSURE.

2020 Outlook

Concerns about the novel coronavirus disease 2019 (“COVID-19”) have impacted the macroeconomic environment, as well as RadNet’s business in particular. As a result of COVID-19 and measures to prevent its spread, RadNet is withdrawing its previous announced 2020 guidance for revenue, adjusted EBITDA, free cash flow, cash interest expense and capital expenditures.

The overall impact of COVID-19 on RadNet’s business could be material to RadNet’s operating results, cash flows and financial position. The magnitude of the impact will depend on the duration and extent of the COVID-19 pandemic and the impact of federal, state, local and foreign governmental actions and patient behavior in response to the pandemic. Due to the evolving and uncertain nature of this situation, we are not able to estimate the full extent of the negative impact on RadNet’s operating results, cash flows and financial position - particularly over the near to medium term.

Actions Taken to Strengthen Financial Flexibility; Liquidity

In addition to the salary reductions disclosed above, RadNet is working proactively to offset a portion of anticipated revenue losses through aggressive cost-savings and cash conservation initiatives, including, without limitation, substantially reducing employee compensation through reducing hours, furloughs and salary cuts, deferring payments to landlords and vendors and delaying or eliminating capital expenditures during this impacted period. In addition, RadNet may find it necessary to reduce the operating hours or temporarily close certain of its clinics, which are experiencing reductions in procedural volumes.

RadNet has a revolving credit facility of $137.5 million with Barclays (the “Barclays Revolving Credit Facility”). As a proactive measure, RadNet has drawn down approximately $115 million from the Barclays Revolving Credit Facility, and as of April 3, 2020, has cash and cash equivalents of approximately $105 million. RadNet increased its borrowings to increase its financial flexibility in light of current uncertainty in the global markets resulting from the COVID-19 outbreak. The proceeds from the draw-down may be used for general corporate purposes and working capital. Borrowings under the Revolving Credit Facility mature in July of 2023, and RadNet may repay amounts borrowed under the Barclay’s Revolving Credit Facility any time without fees or penalty.

DeepHealth, Inc. Transaction Update

On March 13, 2020, RadNet reported its agreement to acquire all of the outstanding equity interests of DeepHealth, Inc., a Delaware corporation. The anticipated closing date has been changed by the parties to May 1, 2020.

2

ITEM 8.01 OTHER EVENTS.

Supplemental Risk Factors

In light of recent developments relating to COVID-19, RadNet is supplementing Item 1A. Risk Factors in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020. The following risk factor should be read in conjunction with the risk factors described in the Annual Report on Form 10-K.

We face various risks related to health epidemics and other outbreaks, which may have material adverse effects on our business, financial condition, results of operations and cash flows.

We face various risks related to health epidemics and other outbreaks, including the global outbreak of COVID-19. The COVID-19 pandemic, changes in patient behavior related to illness, pandemic fears and market downturns, and restrictions intended to slow the spread of COVID-19, including quarantines, government-mandated actions, stay-at-home orders and other restrictions, have led to disruption of our business and volatility in the global capital markets, which has increased our cost of capital and adversely affected our ability to access the capital markets.

If significant portions of our workforce are unable to work effectively as a result of the COVID-19 pandemic, including because of illness, quarantines, facility closures, ineffective remote work arrangements or technology failures or limitations, our operations would be adversely impacted.

We currently believe our results of operations will be negatively impacted by these developments. Given the many uncertainties and far reaching consequences of potential developments, we cannot assure that the COVID-19 outbreak and the many related impacts will not require extended or additional diagnostic center closures and other disruptions to our business or will not materially and adversely affect our business, results of operations and financial condition in fiscal 2020 and beyond.

Cautionary Statement Concerning Forward-Looking Statements

This Form 8-K contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect RadNet’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors are discussed in the risk factors disclosed in RadNet’s Annual Report on Form 10-K filed with the SEC on March 16, 2020 and also include the impacts of the COVID-19 pandemic and measures taken in response, as noted in this Form 8-K. Other risks may be described in RadNet’s news releases and filings with the SEC, including but not limited to RadNet’s reports on Form 10-Q and Form 8-K. The forward-looking statements included in this Form 8-K are made only as of the date of this document, and RadNet does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2020	RADNET, INC.
By: /s/ Mark D. Stolper Name: Mark D. Stolper Title: Executive Vice President and Chief Financial Officer

3